Exhibit 10.2

OHCP HM ACQUISITION CORP.

2010 STOCK OPTION PLAN

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) dated as of November             , 2010, between OHCP HM Acquisition Corp., a Delaware corporation (the “Company”), and [            ] (the “Optionee”).

W I T N E S S E T H:

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1. Grant of Stock Option.

(a) The Company grants to the Optionee as of November             , 2010, (the “Date of Grant”) the right and option (the “Stock Option”) to purchase [            ], shares of common stock of the Company, par value $0.01 per share (“Common Stock”) (such shares of Common Stock, the “Option Shares”), at the exercise price per share specified below. The Stock Option shall vest and become exercisable as to (i) [            ] Option Shares in accordance with Section 2(a) hereof (the “Service Options”), (ii) [            ] Option Shares in accordance with Section 2(b) hereof (the “Performance Options”), and (iii) [            ] Option Shares in accordance with Section 2(c) hereof (the “Outcome-Based Options”).

(b) The Exercise Price, being the price at which the Participant shall be entitled to purchase the Option Shares upon the exercise of all or any portion of the Stock Option, shall be $1,000.00 per share.

(c) Unless earlier terminated pursuant to the terms of this Agreement or the OHCP HM Acquisition Corp. 2010 Stock Option Plan (as amended, supplemented, or otherwise modified from time to time, the “Plan”), the Stock Option shall expire on the tenth anniversary of the Date of Grant (the “Option Period”).

(d) The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan, and any capitalized terms not defined herein shall have the meaning set forth in the Plan.

(e) The Stock Option is not intended to be treated as an “incentive stock option,” as such term is defined in Section 422 of the Code.

(f) As a condition precedent to the Optionee’s exercise of the Stock Option pursuant to this Agreement, the Optionee shall execute the Stockholders’ Agreement and shall have all of the rights and obligations of a Stockholder described therein in respect of any shares of Common Stock that may be acquired by the Optionee pursuant to exercise of the Stock Option. Any shares of Common Stock purchased by the

Optionee upon exercise of the Stock Option shall be subject to all terms of the Stockholders’ Agreement.

2. Vesting of the Stock Option.

(a) Service Options. Except as provided in Sections 2(d) and 4 hereof, twenty percent (20%) of the Service Options shall vest and become exercisable on each of the first five anniversaries of May 28, 2010, subject to the Optionee’s continued employment with the Company or a Subsidiary on each such date.

(b) Performance Options.

(i) Except as may otherwise be provided herein, twenty percent (20%) of the Performance Options shall become vested and exercisable with respect to each of the fiscal years ending on December 31, 2010, 2011, 2012, 2013 and 2014, subject to the Optionee’s continued employment with the Company and its Affiliates on each such date, if and only if the Committee determines that the performance goal with respect to such year set forth on Exhibit A attached hereto (each such performance goal, individually, a “Performance Goal” and collectively, the “Performance Goals”), has been attained by the Company; provided, that the Performance Options scheduled to vest for such fiscal year shall only become vested and exercisable on the “Determination Date” for such year (as defined below). For purposes of this Agreement, with respect to each fiscal year of the Company, the “Determination Date” shall mean the date on which the Committee determines that the Performance Goal for such year has been attained by the Company, which date shall be no later than 15 days following the date on which the Company’s audited financial statements with respect to such fiscal year are delivered to the Board.

(ii) Catch-Up. Notwithstanding Section 2(b)(i) hereof, subject to the Optionee’s continued employment with the Company and its Affiliates and except as may otherwise be provided in Section 2(d) hereof, the Performance Options scheduled to vest with respect to any prior fiscal year that failed to vest pursuant to Section 2(b)(i) hereof because the Performance Goal for that fiscal year was not attained, shall vest and become exercisable on the Determination Date for a later fiscal year if and only if the Committee determines that the Company has achieved the cumulative performance goal set forth on Exhibit A attached hereto through the end of such fiscal year (the “Cumulative Performance Goal”).

(c) Outcome-Based Options.

(i) Subject to the Optionee’s continuous employment with the Company and its Affiliates through the consummation of a Change in Control (except as may otherwise be provided in Section 2(c)(iv) hereof), 50% of the Outcome-Based Options shall become vested and exercisable if and only if the Committee determines that the OH IRR (as defined below) calculated immediately following such Change in Control equals or exceeds 15%; provided, however, that if the vesting of such Outcome-Based Options, taken together with the vesting of all other outstanding options to purchase shares of Company Common Stock held by employees of the Company and its Subsidiaries, would cause the OH IRR to drop below 15%, then such vesting of the portion of the Outcome-Based Options (as well as similar outcome-based options granted to other employees), shall be reduced in a fair and equitable manner as determined in the sole discretion of the Committee so that the OH IRR does not drop below 15%.

(ii) Subject to the Optionee’s continuous employment with the Company and its Affiliates through the consummation of a Change in Control (except as may otherwise be provided in Section 2(c)(iv) hereof), the remaining 50% of the Outcome-Based Options shall become vested and exercisable if and only if the Committee determines that the OH IRR calculated immediately following such Change in Control equals or exceeds 20%; provided, however, that if the vesting of such Outcome-Based Options, taken together with the vesting of all other outstanding options to purchase shares of Company Common Stock held by employees of the Company and its Subsidiaries, would cause the OH IRR to drop below 20%, then such vesting of the portion of the Outcome-Based Options (as well as similar outcome-based options granted to other employees), shall be reduced in a fair and equitable manner as determined in the sole discretion of the Committee so that the OH IRR does not drop below 20%.

(iii) All Outcome-Based Options that do not become vested and exercisable in connection with a Change in Control in accordance with this Section 2(c) shall immediately be canceled and terminated without payment or consideration therefor upon consummation of such Change in Control.

(iv) If the Optionee’s employment is terminated for any reason other than for Cause or due to the Optionee’s Retirement, all Outcome-Based Options shall remain outstanding and eligible to vest in accordance with this Section 2(c) during the twelve month period which commences of the date of termination (the “Post-Termination Period”); provided, however, that if a Change in Control is not consummated during the Post-Termination Period all Outcome-Based Options shall immediately be canceled and terminated without payment or consideration therefor upon expiration of the Post-Termination Period.

(d) Accelerated Vesting.

(i) Notwithstanding the foregoing provisions of Section 2, upon the consummation of a Change in Control, subject to the Optionee’s continued employment or service with the Company or any of its Subsidiaries on the date of such Change in Control, the entire unvested portion of the Service Options shall become immediately vested and exercisable, if and only if the Committee determines that the OH IRR calculated immediately following such Change in Control equals or exceeds 15%; provided, however, that if the vesting of such Service Options, taken together with the vesting of all other outstanding options to purchase shares of Company Common Stock held by employees of the Company and its Subsidiaries, would cause the OH IRR to drop below 15%, then such vesting of the portion of the Service Options (as well as similar service-based options granted to other employees), shall be reduced in a fair and equitable manner as determined in the sole discretion of the Committee so that the OH IRR does not drop below 15%.

(ii) Notwithstanding the foregoing provisions of Section 2, upon the consummation of a Change in Control, subject to the Optionee’s continued employment or service with the Company or any of its Subsidiaries on the date of such Change in Control, all unvested Performance Options that have not yet become eligible to vest on the date of such Change in Control shall become immediately vested and exercisable, if and only if the Committee determines that the OH IRR (as defined below) calculated immediately following such Change in Control equals or exceeds 20%; provided, however, that if the vesting of such Performance Options, taken together with the vesting of all other outstanding options to purchase shares of Company Common Stock held by employees of the Company and its Subsidiaries, would cause the OH IRR to drop below 20%, then such vesting of the portion of the Performance Options (as well as similar performance-based options granted to other employees), shall be reduced in a fair and equitable manner as determined in the sole discretion of the Committee so that the OH IRR does not drop below 20%.

(iii) All Service Options and Performance Options that do not become vested and exercisable in connection with a Change in Control in accordance with this Section 2(d) shall immediately be canceled and terminated without payment or consideration therefor upon consummation of such Change in Control.

(e) OH IRR. For purposes of this Section 2, “OH IRR” shall mean the discount rate (compounded annually) that causes (i) the present value as of May 28, 2010, of all amounts actually received by the OH Investor Group in respect of its shares of Company Common Stock to equal (ii) the present value as of May 28, 2010, of all investments in the Company made by the OH Investor Group. For purposes of calculating amounts actually received by the OH Investor Group, (1) the present value of any contingent or delayed consideration will be deemed to have been paid at the time of consummation of the Change in Control, such present value to be determined by the Committee in good faith taking into account such factors as it determines are relevant, including both the time and probability of payment of such consideration, and (2) the present value of any non-cash consideration received by the OH Investor Group shall be determined by the Committee in good faith. Notwithstanding anything in this Section 2(e) to the contrary, all determinations made by the Committee shall be final, conclusive and binding upon all parties, including, without limitation, the OH Investor Group and the Optionee.

3. Exercisability of the Stock Option.

(a) The portion of the Stock Option as to which the Optionee is vested shall be exercisable by delivery to the Company of a written or electronic notice stating the number of whole shares of Common Stock to be purchased pursuant to this Agreement and accompanied by payment of the full purchase price of the shares of Common Stock to be purchased. Fractional share interests shall be disregarded for this purpose except they may be accumulated.

(b) The Exercise Price shall be paid in cash (by certified check or wire transfer) or by such other method as the Committee may allow, including, without limitation, by means of a “net exercise” procedure approved by the Committee.

(c) The Stock Option may be exercised at any time or from time to time with respect to the portion thereof that is exercisable for the full amount of Common Stock subject thereto.

(d) Each share of Common Stock purchased through the exercise of any portion of the Stock Option shall be paid for in full at the time of the exercise. The Stock Option shall cease to be exercisable as to any share of Common Stock when the Optionee purchases the share or when the Stock Option expires.

(e) Subject to Section 5 below, the Stock Option may not be transferred by the Optionee except by will or the laws of descent and distribution and shall be exercisable during the Optionee’s lifetime only by the Optionee.

4. Termination of Employment.

(a) Subject to Section 2(c)(iv) hereof, if the Optionee’s employment is terminated for any reason, the portion of the Stock Option, if any, which is unvested at the time of such termination will be forfeited and canceled in its entirety upon such termination of employment.

(b) If the Optionee’s employment is terminated for any reason other than for Cause or due to the Optionee’s Retirement, the portion of the Stock Option, if any, which is or becomes exercisable at the time of such termination may be exercised at any time prior to the earlier of (a) the expiration of the Post-Termination Period and (b) the expiration date of the Stock Option.

(c) If the Optionee’s employment is terminated due to the Optionee’s Retirement, the portion of the Stock Option, if any, which is or becomes exercisable at the time of such termination may be exercised at any time prior to the expiration date of the Stock Option. For purposes of this Agreement and with respect to the Stock Option granted hereby, the term “Retirement” shall have the meaning set forth in the Plan.

(d) If the Optionee’s employment is terminated by the Company for Cause, the Optionee’s entire Stock Option (whether or not vested) shall be forfeited and canceled in its entirety upon such termination of employment. For purposes of this Agreement and with respect to the Stock Option granted hereby, the term “Cause” shall have the meaning set forth in the Plan.

(e) Nothing in this Agreement or the Plan shall confer upon the Optionee any right to continue in the employ or service of the Company or any of its Subsidiaries or Affiliates or interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate the Optionee’s employment or service at any time. The Optionee acknowledges that he was not induced to enter into this Agreement by expectation of employment, appointment or engagement, or continued employment, appointment or engagement, of such individual by the Company as an employee, executive officer or Consultant, as applicable.

5. Nontransferability of the Stock Option.

Unless otherwise permitted by the Committee, the Stock Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Optionee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

6. Rights as a Stockholder.

The Optionee or a transferee of the Stock Option shall have no rights as a stockholder with respect to any Option Share covered by such Stock Option unless, until and to the extent that (i) the Stock Option shall have been exercised pursuant to its terms and (ii) the Company shall have issued and delivered to the Optionee the Option Share underlying such Stock Option. Adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), or distribution of other rights made prior to such time, only as provided in the Plan or otherwise set forth herein. The Option Shares shall be subject to the terms and conditions set forth in the Stockholders’ Agreement.

7. Payment of Transfer Taxes, Fees and Other Expenses.

The Optionee shall be solely responsible for taxes (including, without limitation, applicable federal, state, provincial, territorial, local or foreign income, social security, estate or excise taxes) that may be payable as a result of the Optionee’s participation in the Plan or as a result of the exercise of the Stock Option and/or the sale, disposition or transfer of any shares of Common Stock acquired upon the Optionee’s exercise of the Stock Option.

8. Government and Other Regulations.

(a) The Optionee understands that the neither the Stock Option nor the Option Shares have been, and may not be, registered under the Securities Act, and applicable state securities laws and, accordingly, the Stock Option is being granted to him only pursuant to exemptions from registration under the Securities Act and applicable state securities laws.

(b) The Optionee represents and warrants that he is an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act or has been advised by the Company that the grant of the Stock Option to him is being made pursuant to Rule 701 under the Securities Act.

(c) The Optionee understands and agrees that, unless the Company has filed a registration statement on Form S-8 (or successor or other applicable Form) under the Securities Act covering the Option Shares, any Option Shares he receives when he exercises the Stock Option will constitute “restricted securities” under the Securities Act and may not be pledged, re-offered or resold in the United States or to, or for the account or benefit of U.S. persons, except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. The Optionee, accordingly, agrees that all resales of Option Shares acquired upon exercise of the Stock Option may only be made (i) after the filing of a registration statement covering such Option Shares on a Form S-8 (or successor or other applicable Form), on whatever exchange in the United States such Option Shares may then be trading or (ii) if no such registration statement has been filed, only in accordance with and pursuant to an applicable exemption from registration under the Securities Act. Promptly following an Initial Public Offering, the Company shall register, or shall cause to be registered, on a Form S-8 (or successor or other applicable form) all shares of Common Stock acquired by the Optionee pursuant to the Plan.

9. Taxes and Withholding.

As a condition of the exercise of the Stock Option, prior to the delivery of a certificate or certificates representing any share of Common Stock and immediately following the exercise of any Stock Option, the Optionee must pay to the Company in cash any amount that the Company determines it is required to withhold under any applicable and federal, state, provincial, territorial, local or foreign tax laws upon the exercise of such Stock Option and the transfer of such share of Common Stock; provided, that the Optionee may satisfy such withholding obligation by any other method permitted by the Committee including, without limitation, by means of a “net exercise” procedure approved by the Committee. The Optionee and the Company hereby acknowledge that the Company and its Affiliates shall have the right and are authorized to withhold from any shares of Common Stock or other property deliverable under the Stock Option or from any compensation or other amounts owing to the Optionee the amount (in cash, Common Stock or other property) of any required tax withholding and payroll taxes in respect of a Stock Option, its exercise or any payment or transfer under this Agreement and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Optionee hereby acknowledges that the Company has recommended that the Optionee consult with a tax advisor before taking any action with respect to any award the Optionee receives under the Plan.

10. Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Optionee: to Optionee personally or mailed to Optionee at his last known address, as reflected in the Company’s records.

If to the Company:

The Hillman Group, Inc.

10590 Hamilton Avenue

Cincinnati, OH 45231

Attn: General Counsel

    and

Oak Hill Capital Partners

One Stamford Plaza

263 Tresser Blvd., 15th Floor

Stamford, CT 06901

Fax: (203) 724–2815

Attn: Tyler J. Wolfram

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 10. Notice and communications shall be effective when actually received by the addressee.

11. Stockholders’ Agreement. Neither the adoption of the Plan nor the grant of the Stock Option pursuant to this Agreement shall restrict in any way the adoption of any amendment, supplement or other modification of the Stockholders’ Agreement in accordance with the terms of such agreement.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its choice of law provisions, that would cause the law of another jurisdiction to apply.

13. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; SELECTION OF FORUM. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR, IF SUBJECT MATTER JURISDICTION IN THAT COURT IS NOT AVAILABLE, IN ANY STATE COURT LOCATED WITHIN MANHATTAN, NEW YORK) (ANY SUCH COURT, THE “CHOSEN COURT”) AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT ANY CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL AND (V) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 10.

14. Stock Option Subject to Plan and Stockholders’ Agreement. By entering into this Agreement, the Optionee agrees and acknowledges that (i) the Optionee has received and read a copy of the Plan and the Stockholders’ Agreement and (ii) the Stock Option is subject to the Plan and Stockholders’ Agreement, the terms and provisions of which are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan and/or the Stockholders’ Agreement, the term or provision contained in the Plan shall control over both the Stockholders’ Agreement and this Agreement. In the event of a conflict between any term or provision contained herein and a term or provision of the Stockholders’ Agreement, the term or provision contained in the Stockholders’ Agreement shall control over this Agreement.

15. Certain Specific Acknowledgements. Without limiting the provisions of Section 6 or 14, the Optionee acknowledges that the Stock Option is subject to Plan and Stockholders’ Agreement provisions under which (a) in certain circumstances an adjustment may be made to the number of shares of Common Stock underlying the Stock Option; and (b) the Committee has full discretion to interpret and administer the Plan and this Agreement and its judgments are final. This Agreement, the Plan, and the Stockholders’ Agreement, including all exhibits thereto, contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

16. Successors. Except as otherwise provided hereunder, this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Optionee and the beneficiaries, executors, administrators, heirs and successors of the Optionee.

17. Severability.

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforceable as so modified.

18. Headings.

The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

19. Amendment.

This Agreement may not be modified, amended or waived to the extent it would impair the rights of the Optionee, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. The Committee may, to the extent consistent with the terms of this Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Stock Option theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of the Optionee in respect of any Stock Option theretofore granted shall not to that extent be effective without the consent of the Optionee.

20. Term.

The term of this Agreement is ten years from the Date of Grant, unless terminated prior to such date in accordance with the provisions herein.

21. Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Optionee has hereunto set the Optionee’s hand.

OHCP HM ACQUISITION CORP.

By:
Name: Title:

OPTIONEE

By:
Name:

[Signature Page to Stock Option Award Agreement]

Exhibit A

Fiscal Year	Performance Goal	Cumulative Performance Goal
2010	$85,000,000 of Adjusted EBITDA	$85,000,000 of Adjusted EBITDA
2011	$92,000,000 of Adjusted EBITDA	$177,000,000 of Adjusted EBITDA
2012	$100,000,000 of Adjusted EBITDA	$277,000,000 of Adjusted EBITDA
2013	$110,000,000 of Adjusted EBITDA	$387,000,000 of Adjusted EBITDA
2014	$120,000,000 of Adjusted EBITDA	$507,000,000 of Adjusted EBITDA

“Adjusted EBITDA” shall mean annual Adjusted EBITDA (net of the payment of management incentive bonuses) calculated consistently with the Company’s historical practice and equitably adjusted, at the sole discretion of the Committee, for extraordinary or non-recurring items (including one-time transaction fees and expenses), corporate mergers and acquisitions, and changes in corporate accounting policies.